Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Metacrine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Equity	2020 Equity Incentive Plan Common Stock, $0.0001 par value per share	Other(5)	2,724,659(3)	$0.58(5)	$1,580,302.22	.0000927	$146.49

Equity	2020 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	Other(6)	681,164(4)	$0.49(6)	$333,770.36	.0000927	$30.94

Total Offering Amounts					$1,914,072.58		—

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$177.43

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of voting common stock (“Common Stock”) of Metacrine, Inc. (the “Registrant”) that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) and the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	The Registrant does not have any fee offsets.
(3)

Represents shares of Common Stock that were automatically added to the shares available for issuance under the 2020 Plan on January 1, 2021 and 2022, pursuant to the automatic increase feature of such plan, which provides that the number of shares reserved for issuance under the 2020 Plan will automatically increase on January 1st of each year, for a period of ten years, commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to 4% of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(4)

Represents shares of Common Stock that were automatically added to the shares available for issuance under the 2020 ESPP on January 1, 2021 and 2022, pursuant to the automatic increase feature of such plan, which provides that the number of shares reserved for issuance under the 2020 ESPP will automatically increase on January 1st of each year, for a period of ten years, commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (i) 1% of the total number of Common Stock outstanding on December 31st of the preceding calendar year, (ii) 539,000 shares and (iii) a lesser number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the applicable January 1st.

(5)

Estimated in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act solely for purposes of calculating the registration fee on the basis of $0.58, the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on March 28, 2022.

(6)

Estimated in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act solely for purposes of calculating the registration fee on the basis of $0.49, the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on March 28, 2022, multiplied by 85%. Pursuant to the 2020 ESPP, the purchase price of the Common Stock reserved for issuance thereunder will be 85% of the fair market value per share of Common Stock on the first trading day of the applicable offering period or on the exercise date of the applicable offering period, whichever is less.